Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Chris Watson 401-845-2441 IR@kvh.com
KVH Industries Reports Second Quarter 2025 Results

MIDDLETOWN, RI, August 7, 2025 — KVH Industries, Inc. (Nasdaq: KVHI), reported financial results for the quarter ended June 30, 2025 today. The company will hold a conference call to discuss these results at 9:00 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2025 Highlights

•Total revenues in the second quarter of 2025 increased $1.2 million, or 5%, to $26.6 million from $25.4 million in the first quarter of 2025. Total revenues decreased by 7% in the second quarter of 2025 from $28.7 million in the second quarter of 2024, due to the downgrade of the U.S. Coast Guard contract in the third quarter of 2024 and the ongoing customer transition to low earth orbit (“LEO”) satellite services.

•Airtime revenue increased $1.0 million, or 5%, to $21.1 million in the second quarter of 2025 from $20.0 million in the first quarter of 2025. Airtime revenue decreased $1.9 million, or 8%, in the second quarter of 2025 compared to the second quarter of 2024. The U.S. Coast Guard contract downgrade reduced airtime revenue by $2.5 million year-over-year.

•We completed the sale of 50 Enterprise Center in June 2025, resulting in a gain of $1.3 million and net cash of $4.9 million.

•Net income in the second quarter of 2025 was $0.9 million, or $0.05 per share, compared to a net loss of $2.4 million, or $0.12 per share, in the second quarter of 2024.

•Non-GAAP adjusted EBITDA (which excludes the gain on the sale of 50 Enterprise Center) was $2.7 million in the second quarter of 2025, compared to $2.6 million in the second quarter of 2024.

Commenting on the company’s second quarter results, Brent C. Bruun, KVH’s Chief Executive Officer, said, “Our second quarter results reflect our ongoing efforts to transform our business model and operations despite challenging industry conditions. Compared to the first quarter of this year, revenues were up $1.2 million, adjusted EBITDA increased $1.7 million, and cash grew by $7.3 million.

“By delivering on our strategic initiatives, we believe we have also reached an inflection point in our transition from a GEO-based hardware and services company to a multi-orbit, LEO-focused service provider. For the first time, the increase in our LEO revenue from the immediately preceding quarter more than offset the decline in revenue from our legacy GEO-based VSAT business. Simultaneously, our maritime airtime subscribers grew by 8% sequentially from the first quarter of 2025, which raised our subscribing vessel count to more than 8,000 for the first time. While Starlink was the primary driver for subscriber growth, we also saw increasing demand for our recently launched OneWeb service. We also expanded our CommBox Edge Communications Gateway subscriber base with the number of activations increasing by more than 24% from the first quarter of 2025.”

Financial Highlights - (in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
GAAP Results
Revenue	$26.6	$28.7	$52.0	$57.9
Loss from operations	$(0.4)	$(2.9)	$(2.6)	$(6.7)
Net income (loss)	$0.9	$(2.4)	$(0.8)	$(5.5)
Net income (loss) per share	$0.05	$(0.12)	$(0.04)	$(0.29)

Non-GAAP Adjusted EBITDA	$2.7	$2.6	$3.7	$4.6
Second Quarter Financial Summary
Revenue was $26.6 million for the second quarter of 2025, a decrease of 7% compared to $28.7 million in the second quarter of 2024.

Service revenues for the second quarter were $23.0 million, a decrease of $1.6 million compared to the second quarter of 2024. The decrease in service sales was primarily due to a $1.9 million decrease in our airtime service sales, which reflected a $2.5 million reduction in sales related to the U.S. Coast Guard contract downgrade in the third quarter of 2024, as well as a decrease in other VSAT subscribers. These decreases in VSAT service sales were partially offset by an increase in LEO service sales. For the three months ended June 30, 2025, LEO services sales represented over 30% of airtime services sales, as compared to less than 10% for the three months ended June 30, 2024. The increase in LEO service sales as a percentage of total airtime sales resulted from both a substantial increase in LEO service sales and a substantial decrease in VSAT service sales. Alternative solutions offered by recent LEO entrants have heightened competition in the global leisure segment and in commercial and government markets.

Product revenues for the second quarter were $3.6 million, a decrease of 11% compared to the second quarter of 2024. The decrease in product sales was primarily due to a $0.5 million decrease in Starlink product sales and a $0.2 million decrease in TracVision product sales, partially offset by a $0.3 million increase in OneWeb product sales and a $0.2 million increase in VSAT Broadband product sales. The decrease in product sales was primarily due to discounted pricing on Starlink products. Competition from low-cost alternatives to VSAT, which include streaming capabilities, has had a significant impact on sales of our TracVision products.

Our operating expenses decreased by $2.3 million to $9.5 million for the second quarter of 2025 compared to $11.8 million for the second quarter of 2024. This decrease was primarily due to a $2.0 million decrease in salaries, benefits and taxes, after giving effect to $0.7 million in costs incurred during the three months ended June 30, 2024 related to the reduction in our workforce.

Six Months Ended June 30 Financial Summary

Revenue was $52.0 million for the six months ended June 30, 2025, a decrease of 10% compared to $57.9 million for the six months ended June 30, 2024.

Service revenues for the six months ended June 30, 2025 were $44.7 million, a decrease of 10% compared to the six months ended June 30, 2024. The decrease in service sales was primarily due to a $5.4 million decrease in our airtime service sales, of which $4.9 million related to the U.S. Coast Guard contract downgrade. In addition, there was a decrease in other VSAT subscribers, which was partially offset by an increase in LEO service sales. For the six months ended June 30, 2025, LEO services sales represented over 25% of airtime services sales, as compared to less than 10% for the six months ended June 30, 2024. The increase in LEO service sales as a percentage of total airtime sales resulted from both a substantial increase in LEO service sales and a substantial decrease in VSAT service sales.

Product revenues for the six months ended June 30, 2025 were $7.3 million, a decrease of 11% compared to the six months ended June 30, 2024. The decrease in product sales was primarily due to a $0.7 million decrease in TracVision product sales, a $0.4 million decrease in Starlink product sales and a $0.3 million decrease in accessory and service parts product sales, partially offset by a $0.3 million increase in OneWeb product sales and a $0.2 million increase in VSAT Broadband product sales. The decline in product sales was primarily driven by product sales mix and discounted pricing on Starlink units.

Our operating expenses decreased $6.3 million to $19.2 million in the six months ended June 30, 2025, compared to $25.5 million in the six months ended June 30, 2024. This decrease was primarily due to a $5.6 million decrease in salaries, benefits and taxes, after giving effect to $2.4 million in costs incurred during the six months ended June 30, 2024 related to the reduction in our workforce, a $0.5 million decrease in depreciation expense and a $0.3 million decrease in expensed materials, partially offset by a $0.3 million increase in warranty expense.

Other Recent Announcement

•May 7, 2025 – KVH Launches CommBox Edge Secure Suite for Advanced Cybersecurity Threat Detection & Response
Conference Call Details
KVH Industries will host a conference call today at 9:00 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures

This release provides non-GAAP financial information as a supplement to our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. Management generally uses these non-GAAP financial measures to facilitate financial and operational decision-making, including evaluation of our historical operating results and comparison to competitors’ operating results. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP adjusted EBITDA include the following: non-GAAP adjusted EBITDA represents net income (loss) before, as applicable, interest income, net, income tax expense (benefit), depreciation, amortization, stock-based compensation expense, gains on sales of real estate and other fixed assets, goodwill impairment charges, long-lived assets impairment charges, charges for disposal of discontinued projects, loss on unfavorable future contracts, employee termination and other variable costs, executive separation costs, transaction-related and other variable legal and advisory fees, irregular inventory write-downs, excess purchase order obligations, gains and losses on sale of subsidiaries, and foreign exchange transaction gains and losses.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because non-GAAP financial measures exclude the effect of items that increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.

KVH Industries, Inc. is a global leader in maritime and mobile connectivity delivered via the KVH ONE network. The company, founded in 1982, is based in Middletown, RI, with more than a dozen offices around the globe. KVH provides connectivity solutions for commercial maritime, leisure marine, military/government, and land mobile applications on vessels and vehicles, including the TracNet, TracPhone, and TracVision product lines, the KVH ONE OpenNet Program for non-KVH antennas, AgilePlans Connectivity as a Service (CaaS), and the KVH Link crew wellbeing content service.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding projected financial results, the anticipated benefits of our restructuring and other initiatives, anticipated cost savings, our investment plans, our development goals, and the potential impact of our future initiatives on revenue, competitive positioning, profitability, and orders. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: continued increasing competition, particularly from lower-cost providers, low earth orbit satellite systems and other telecommunications systems, especially in the global leisure market, which is reducing demand for geosynchronous satellite services, including ours; the impact of lower revenue from the U.S. Coast Guard; potentially lower product and service margins from reseller arrangements; the risk that sales of Starlink terminals will slow down or decrease; potential hardware and software competition for our new CommBox product offerings; unanticipated obstacles to implementation of our manufacturing wind-down; unanticipated costs and expenses arising from the wind-down; unanticipated effects of the wind-down on our ongoing business; the risks associated with increased customer reliance on third-party hardware; the lack of future product differentiation; new service offerings from hardware providers; potential customer delays in selecting our services; the uncertain impact of continuing industry consolidation; the risk that our OpenNet program will lead to further reductions in sales of our satellite products; the risk that our current and future non-exclusive arrangements with Starlink and OneWeb will not provide material benefits; contingencies and termination rights applicable to pending and future property and asset sales; uncertainty regarding customer responses to new product and service introductions; challenges and potential additional expenses in retaining our employees, particularly in the current competitive labor market characterized by rising wages; the challenges of meeting customer expectations with a smaller employee base; uncertainties created by our new business strategy, which may impact customer recruitment and retention; the uncertain impact of ongoing disruptions in our supply chain and associated increases in our costs; the uncertain impact of inflation, particularly with respect to fuel costs, and fears of recession; potentially higher interest rates driven by increased government borrowing; the uncertain impact of the wars in Ukraine and the Middle East and international tensions in Asia, including the impact of dramatic shifts in U.S. geopolitical priorities; unanticipated changes or disruptions in our markets; technological breakthroughs by competitors; changes in customer priorities or preferences; increasing customer terminations; unanticipated liabilities, charges and write-offs; the potential that competitors will design around or invalidate our intellectual property rights; a history of losses; continued fluctuations in quarterly results; the uncertain impact of recent dramatic changes in both U.S. and foreign trade policy, including actual and potential new or higher tariffs and trade barriers, as well as trade wars with other countries; potentially inflationary impacts of tariffs and budget deficits; unanticipated obstacles in our product and service development, cost engineering and manufacturing efforts; adverse impacts of currency fluctuations, including potential further weakening of the U.S. dollar; our ability to successfully commercialize our new initiatives without unanticipated additional expenses or delays; reduced sales to companies in or dependent upon the turbulent oil and gas industry; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; continued challenges of maintaining our market share in the market for airtime services; the risk that declining sales of the TracNet H-series and TracPhone V-HTS series products and related services will continue to reduce airtime gross margins; the risk that reduced product sales will continue to erode product gross margins and lead to increased losses; potential continuing declines or changes in customer demand, due to economic, weather-related, seasonal, and other factors, particularly with respect to the TracNet H-series and TracPhone V-HTS series; exposure for potential intellectual property infringement; changes in tax and accounting requirements or assessments; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2025. Copies are available through our Investor Relations department and website, investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, KVH ONE, TracPhone, TracVision, AgilePlans, CommBox, and TracNet. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Sales:
Service	$23,049	$24,674	$44,691	$49,712
Product	3,574	3,999	7,346	8,228
Net sales	26,623	28,673	52,037	57,940
Costs and expenses:
Costs of service sales	14,210	15,469	28,445	29,513
Costs of product sales	3,277	4,299	7,017	9,607
Research and development	916	2,326	2,103	5,364
Sales, marketing and support	5,010	5,334	9,970	10,718
General and administrative	3,580	4,134	7,115	9,425
Total costs and expenses	26,993	31,562	54,650	64,627
Loss from operations	(370)	(2,889)	(2,613)	(6,687)
Interest income	579	876	1,146	1,787
Other income (expense), net	826	(366)	817	(564)
Income (loss) before income tax expense (benefit)	1,035	(2,379)	(650)	(5,464)
Income tax expense (benefit)	105	(3)	130	75
Net income (loss)	$930	$(2,376)	$(780)	$(5,539)

Net income (loss) per common share
Basic	$0.05	$(0.12)	$(0.04)	$(0.29)
Diluted	$0.05	$(0.12)	$(0.04)	$(0.29)

Weighted average number of common shares outstanding:
Basic	19,401	19,381	19,446	19,333
Diluted	19,441	19,381	19,446	19,333

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$55,931	$50,572
Accounts receivable, net	25,350	21,624
Inventories, net	20,258	22,953
Prepaid expenses and other current assets	13,627	16,016
Current assets held for sale	7,833	11,410
Total current assets	122,999	122,575
Property and equipment, net	24,071	27,014
Intangible assets, net	636	828
Right of use assets	1,275	1,361
Other non-current assets	2,919	3,146
Deferred income tax asset	141	157
Total assets	$152,041	$155,081
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,982	14,173
Deferred revenue	1,459	1,039
Current operating lease liability	651	660
Total current liabilities	13,092	15,872
Long-term operating lease liability	562	569
Deferred income tax liability	3	15
Stockholders’ equity	138,384	138,625
Total liabilities and stockholders’ equity	$152,041	$155,081

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income (loss) - GAAP	$930	$(2,376)	$(780)	$(5,539)
Income tax expense (benefit)	105	(3)	130	75
Interest income, net	(579)	(876)	(1,146)	(1,787)
Depreciation and amortization	2,606	3,738	5,494	6,985
Non-GAAP EBITDA	3,062	483	3,698	(266)
Stock-based compensation expense	434	722	771	1,244
Long-lived assets impairment charge	—	—	—	—
Disposal of a discontinued project	287	—	287	—
Loss on an unfavorable future contract	12	—	12	—
Employee termination and other variable costs	26	1,183	29	3,360
Prior period tax settlement	—	—	—	—
Transaction-related and other variable legal and advisory fees	66	—	66	—
Irregular inventory write-down	—	—	—	—
Excess purchase order obligations	—	—	—	—
Gain on sale of fixed assets, including real estate	(1,330)	—	(1,330)	—
Loss on sale of a subsidiary	—	—	—	—
Foreign exchange transaction loss	101	248	132	269
Non-GAAP adjusted EBITDA	$2,658	$2,636	$3,665	$4,607